SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

|X|	Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

|X|	Preliminary Proxy Statement

Confidential, for Use of the
Commission Only (as permitted by Rule
14a-6(e)(2))

[_]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COEUR D’ALENE MINES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

COEUR D’ALENE MINES CORPORATION
400 Coeur D’Alene Mines Building
Post Office Box I
505 Front Avenue
Coeur D’Alene, Idaho 83814

April 15, 2004

Dear Shareholder:

        We are pleased to invite you to attend our Annual Meeting of Shareholders. This year it will be held the morning of Thursday, May 20, 2004 at 9:30 A.M., local time, at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho. The primary business of the meeting will be to:

•	Re-elect directors; and

•	Approve an amendment of our Restated and Amended Articles of Incorporation authorizing an increase in the number of authorized shares of common stock from 250 million to 500 million shares.

        A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, it is important that you be represented by proxy. If you cannot attend the meeting, we urge you to date and sign the enclosed proxy card, and return it promptly. We have provided a return-addressed, permit-stamped envelope for your convenience.

Sincerely,
DENNIS E. WHEELER
Chairman of the Board and Chief Executive Officer

WE URGE YOU TO CAREFULLY CONSIDER EACH OF THE MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING AND THE BOARD’S RECOMMENDATION THAT SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS BEING PRESENTED.

COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Post Office Box I
Coeur d’Alene Idaho 83814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

        Notice is hereby given that our Annual Meeting of Shareholders will be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho, on Thursday, May 20, 2004, at 9:30 A.M., local time, for the following purposes:

1.     To re-elect a Board of Directors consisting of eight persons to serve for the ensuing year or until their respective successors are duly elected and qualified;

2.     To approve an amendment of our Restated and Amended Articles of Incorporation authorizing an increase in the number of authorized shares of common stock from 250 million to 500 million shares; and

3.     To transact such other business as properly may come before the meeting.

        Nominees for directors to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

        Only shareholders of record at the close of business on April 1, 2004, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,
DENNIS E. WHEELER
Chairman of the Board

Coeur d’Alene, Idaho
April 15, 2004

YOUR VOTE IS IMPORTANT

PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

PROXY STATEMENT

General

        This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of shareholders for shares to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 20, 2004, and any and all adjournments thereof.

        Any shareholder executing a proxy has the right to revoke it at any time prior to its exercise by giving notice to our Secretary.

        This proxy statement and the accompanying proxy are being mailed or given to our shareholders on or about April 15, 2004.

VOTING SECURITIES

        All shareholders of record as of the close of business on April 1, 2004, are entitled to vote at the Annual Meeting or any adjournment thereof upon the matters listed in the Notice of Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date. As of the close of business on April 1, 2004, a total of 213,174,080 shares of our common stock were outstanding.

        Shares represented by a proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote:

•	FOR the election of the eight nominees for directors listed herein (or their substitutes in the event any of the nominees is unavailable for election);

•	FOR the approval of an amendment of our Restated and Amended Articles of Incorporation authorizing an increase in the number of authorized shares of common stock from 250 million to 500 million shares; and

•	FOR their discretion with respect to such other business as properly may come before the Annual Meeting.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

        We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or telegram. We have retained Morrow & Company, Inc., New York, New York, to assist in the solicitation of proxies. Morrow & Company’s charge will be $8,000 plus out-of-pocket expenses.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Eight directors are to be elected at the Annual Meeting, each to serve for one year or until his successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the eight persons named below. All of the nominees currently are directors. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion.

Nominees	Age	Director Since
Dennis E. Wheeler Currently, Chairman of the Board and Chief Executive Officer of Coeur d'Alene Mines Corporation. Chairman of the Board and President from May 1992 to September 2002; President from December 1980 to September 2002; Chief Executive Officer since December 1986; Chief Administrative Officer from December 1980 to December 1986; Secretary from January 1980 to December 1980; Senior Vice President and General Counsel from 1978 to 1980.	61	1978

James J. Curran Chairman of the Board and Chief Executive Officer of First Interstate Bank, Northwest Region (Alaska, Idaho, Montana, Oregon and Washington) from October 1991 to April 30, 1996; Chairman of the Board and Chief Executive Officer of First Interstate Bank of Oregon, N.A. from February 1991 to October 1991; Chairman and Chief Executive Officer of First Interstate Bank of Denver, N.A. from March 1990 to January 1991; Chairman, President and Chief Executive Officer of First Interstate Bank of Idaho, N.A. from July 1984 to March 1990.	64	1989

James A. McClure Former United States Senator from Idaho from 1972 to 1991; former Chairman of the Senate Energy and Natural Resources Committee.	79	1991

Nominees	Age	Director Since
Cecil D. Andrus Governor of Idaho (1971-1977 and 1987-1995); Secretary of the U.S. Department of the Interior (1977-1981). Director of Albertson's Inc. (a nation-wide grocery retail chain), Key Corp. (commercial banking) and RENTRAK (a video cassette leasing company). Chairman of the Andrus Center for Public Policy at Boise State University; "Of Counsel" member of the Gallatin Group (a policy consulting firm) from March 1995 to present.	72	1995

John H. Robinson
President and Chief Operating Officer of
Metilinx Inc. (system optimization software) from
November 2003 to present. Currently a member
of the Board of Directors of Alliance Resource
Management GP, LLC (a NASDAQ-listed coal mining
company). Executive Director of Amey plc (a London
FTSE-listed business process outsourcing company)
from April 2000 to September 2002, Vice Chairman of
Black & Veatch Inc (international engineering and
construction) from January 1999 to March 2000, Managing
Partner of Black & Veatch Inc. from January 1989 to
December 1998, and Chairman of Black & Veatch UK Ltd.
from 1994 to March 2000.	53	1998

Robert E. Mellor Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) since 1997, director since 1991; Member of the Board of Directors of The Ryland Group, Inc. (national residential home builder). Member of the Board of Directors of Monro Muffler/Brake, Inc. Of Counsel, Gibson, Dunn & Crutcher, LLP, 1991-1997.	60	1998

Nominees	Age	Director Since
Timothy R. Winterer President, Chief Operating Officer and Director of Western Oil Sands from January 2000 to December 2001. President and Chief Executive Officer of BHP World Minerals Corporation (international resources company) from 1997 to 1998; (1996-1997); Senior Vice President and Group General Manager, BHP World Minerals (1992-1996); Senior Vice President, Operations International Minerals, BHP Minerals (1985-1992); Executive Vice President, Utah Development Company (1981-1985).	67	1998

J. Kenneth Thompson
President and CEO of Pacific Star Energy LLC
(natural gas pipeline and processing company in
Anchorage, Alaska) from January 2003 to present.
President of Pacific Rim Leadership Development,
LLC (executive consulting firm in Anchorage,
Alaska) from May 2000 to the present. Executive
vice president of ARCO's Asia Pacific oil and gas
operating companies in Alaska, California, Indonesia,
China and Singapore from January 1998 to June 2000.
President of ARCO Alaska, Inc., the parent company's
oil and gas producing division based in Anchorage,
Alaska from June 1994 to January 1998. Member of
the Board of Directors of Alaska Airlines and Alaska
Air Group, Inc.	52	2002

MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Committees of the Board of Directors

        Our Board of Directors met nine times during 2003. We have an Audit Committee comprised solely of outside directors and presently consisting of Messrs. Curran (Chairman), McClure and Thompson. The Audit Committee is responsible for reviewing and reporting to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent public accountants, the scope of the audit procedures, the nature of all audit and non-audit services to be performed, the performance of our independent accountants and our accounting practices and policies. The Audit Committee met three times during 2003.

        The Board also has a Compensation Committee, comprised solely of outside directors and presently consisting of Messrs. Mellor (Chairman), Andrus and Robinson. The Compensation Committee is responsible for determining the annual compensation of the Company’s executive officers and directors, overseeing the Company’s stock incentive plans and other executive benefit plans and providing guidance in the area of certain employee benefits. The Compensation Committee met once during 2003. We expect that at the next meeting of the Board of Directors following our annual meeting of shareholders, the Board of Directors will appoint Mr. Thompson as the Chairman of the Compensation Committee succeeding Mr. Mellor who will remain a member of the Committee.

        Our Board also has an Executive Committee on which Messrs. Wheeler, Curran, Mellor, Robinson and Winterer currently serve. The Executive Committee is authorized to act in the place of the Board of Directors on limited matters that require action between Board meetings.

        On February 5, 2004, the Board established a Nominating and Corporate Governance Committee consisting of Mr. Mellor, Mr. Thompson and Mr. Winterer, in response to recent amendments to the New York Stock Exchange’s corporate governance listing standards and rules issued by the SEC. The Nominating and Corporate Governance Committee is responsible for proposing nominees for the Board of Directors, evaluation of the performance of executive officers and members of the Board and its committees, the establishment of corporate governance guidelines and related corporate governance matters. We expect that at the next meeting of the Board of Directors following our annual meeting of shareholders, the Board of Directors will appoint Mr. Mellor as the Chairman.

        Each of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent directors within the meaning of applicable New York Stock Exchange listing standards and rules. Copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at our website www.coeur.com.

        Each director attended at least 75% of the meetings of the Board of Directors and committees on which he served during 2003.

Policy Regarding Director Nominating Process

        The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a shareholder who has owned at least 1% of the Company’s outstanding shares of common stock for at least two years may recommend a director candidate that the committee will consider when there is a vacancy on the board either as a result of a director resignation or an increase in the size of the board. Such recommendation must be in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at the Company’s principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the committee believes must be met by a nominee that the committee recommends to the board, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as set forth in the Committee’s charter. The Committee does not believe that there will be any differences between the manner in which the committee evaluates a nominee recommended by a shareholder and the manner in which the committee evaluates nominees recommended by other persons.

Policy Regarding Shareholder Communications with Directors

        Shareholders desiring to communicate with a director, the non-management directors as a group or the full board may address such communication to the attention of the William F. Boyd, Esq., counsel to the Company, 601 Sherman Avenue, Suite 1, Coeur d’Alene, Idaho 83814, and such communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

        The Company has a policy that encourages directors to attend each annual meeting of shareholders, absent extraordinary circumstances. Each of the eight members of last year’s board attended the annual meeting on May 20, 2003.

Meetings of Non-Management Directors

        Non-management members of the Board of Directors conduct at least two regularly-scheduled meetings per year without members of management being present. The Board will designate a director to preside over each meeting of non-management directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors and Employees

        In February 2004, the Board of Directors adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for Directors, Officers and Employees in accordance with recently-amended New York Stock Exchange corporate governance listing standards. Copies of these documents are available at our website www.coeur.com.

SHARE OWNERSHIP

        The following table sets forth information, as of April 1, 2004, concerning the beneficial ownership of our common stock by each of the nominees for election as directors, and by all of our directors/nominees and executive officers as a group. No shareholder is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

	Shares Beneficially Owned			Percent of Outstanding
Dennis E. Wheeler	990,769	(1)	(2)	.46
James J. Curran	185,884	(1	)(2)	.10
James A. McClure	32,689	(2)		*
Cecil D. Andrus	32,422	(2)		*
John H. Robinson	46,795	(2)		*
Robert E. Mellor	29,588	(2)		*
Timothy R. Winterer	64,607	(2)		*
J. Kenneth Thompson	62,945	(2)		*
Mitchell J. Krebs	74,918			*
Dieter A. Krewedl	103,686			.10
Robert Martinez	317,940	(2)		.15
James A. Sabala	114,282			.10
All executive officers and nominees
for director as a group (17 persons)	2,422,079			1.13

(*)	Holding constitutes less than .10% of the outstanding shares.

(1)	Individual shares investment and voting powers over certain of his shares with his wife. The other directors have sole investment and voting power over their shares.

(2)	Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the 2003 Long-Term Incentive Plan, executive compensation program or Non-Employee Directors’ Stock Option Plan: Dennis E. Wheeler – 699,525 shares; James J. Curran — 185,784 shares; James A. McClure – 32,339 shares; Cecil D. Andrus – 32,342 shares; John H. Robinson – 46,695 shares; Robert E. Mellor – 29,488 shares; Timothy R. Winterer – 63,607 shares; J. Kenneth Thompson 52,945 shares; Robert Martinez – 182,311 shares; and all executive officers and directors as a group – 1,449,944 shares.

COMPENSATION AND RELATED MATTERS

        The discussion set forth below discusses our executive compensation program, including the 2003 Long-Term Incentive Plan (the “LTIP”) that was approved by our shareholders on May 20, 2003, and replaced our prior Long-Term Incentive Plan, and pursuant to which we may annually grant: nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards and stock-based awards to our executive officers. No new stock options were granted to any of our officers under the LTIP in 2003.

        On March 11, 2003, the Board of Directors awarded to the management group a total of 1,240,000 restricted shares which initially were to vest at the end of a three-year period after grant of such shares. At a meeting on February 5, 2004, the Board of Directors, based upon the Company’s achievement of certain strategic goals during 2003, amended the vesting schedule such that these shares will vest to the extent of one-third of the award amount on each anniversary following the grant date of such shares. Of such shares, 200,000 shares were issued to our Chief Executive Officer, 125,000 shares were issued to each of our three senior executive officers and between 70,000 to 85,000 shares were issued to each of our five other executive officers.

        On February 19, 2004, the Board of Directors awarded a total of 152,737 restricted shares which will vest to the extent of one-third of the award amount on each anniversary following the grant date of such shares. Of such shares, 57,339 shares were issued to our Chief Executive Officer, 19,610 were issued to our President and Chief Operating Officer; 17,202 were issued to our Executive Vice President and Chief Financial Officer; 8,257 were issued to our Vice President Corporate Development; and between 2,305 to 11,755 shares were issued to each of our six other executive officers.

History and Objectives of the Company’s Executive Compensation Program

        Hewitt Associates, an independent consulting firm, has advised our Board of Directors and its Compensation Committee regarding our executive compensation program since 1989. The program was originally approved by shareholders in 1989. Amendments to the program approved by shareholders in 1995 and a new LTIP approved by shareholders in 2003 were designed to make us remain competitive with mining industry peer companies and to further align the financial incentives of management with the shareholders’ interests. Our executive compensation program was designed to provide incentives to executive officers to meet short-term and long-term objectives and attract, retain and motivate key executives that significantly affect our performance. Officers of Coeur d’Alene Mines Corporation and its subsidiaries (currently totaling 14 persons) are eligible to participate in the program. Under the executive compensation program, base salary and annual incentive are targeted, in consideration of several factors including performance and levels of responsibility and experience, between the 50th and 75th percentile of that reported for other companies in the mining industry on a size-adjusted basis. The total compensation opportunity (including long-term incentive) is targeted at the 75th percentile, based on stated performance objectives. We believe the executive compensation program is structured to motivate the key executives to best serve the shareholders by conducting business in a manner that enhances shareholder value.

Compensation Committee

        Our executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors. The Committee works with Hewitt Associates and our Chief Executive Officer to assure that the program meets the objectives set forth above, and is consistent with other plans in the mining industry. In addition, the Compensation Committee meets annually to set executive compensation for the year, to review recommendations of the independent consultant and to recommend compensation changes to the Board of Directors. The selection of officers receiving grants of stock options, restricted shares or other awards under the program, and decisions concerning the timing, pricing and amount of such grants and awards, are made by the Compensation Committee. The Board makes the final decision regarding all other elements of executive compensation, including executives’ salaries.

Elements of the Program

        The executive compensation program consists of three basic elements: (i) base salary, (ii) annual incentive compensation, and (iii) long-term incentive compensation. The program is performance-based. For the year 2003, 50% of each executive’s annual incentive compensation was determined by our Company’s overall financial performance relative to predetermined goals established by the Board of Directors, and the remaining 50% was determined by the executive’s performance relative to their individual predetermined goals. Goals of the Chief Executive Officer are set and reviewed by the Compensation Committee, which makes recommendations to the Board of Directors. Goals of other executives are set by the Chief Executive Officer, reviewed by the Compensation Committee and approved by the Board of Directors.

Compensation Program Summary

        During 2003, Hewitt Associates reviewed executive compensation and the target levels. The compensation of our executive officers is also linked to our Company’s financial performance as well as the individual officer’s performance. As more fully discussed below under “Compensation Committee Report,” annual incentive compensation awards under the Annual Incentive Plan (the “AIP”) are based upon target award levels expressed as a percentage of base salaries, established at the beginning of each year for participating executives, and vary depending upon the individual’s level of responsibility and impact on our Company’s overall performance. Commencing in 2004, 50% of the AIP target award value will be based on our Company’s production, cash costs, reserves, income and cash flow return on investment performance as related to predetermined goals, and the remaining 50% by the individual executive’s performance relative to individual predetermined goals.

        The LTIP is based upon a three-year vesting period for stock options, restricted shares and other awards that may be made under the LTIP. Long-term incentives may include nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards and stock-based awards. Ordinarily, the exercise price of options granted under the LTIP is equal to the fair market value of the common stock on the date of grant of the options. The long-term compensation opportunities associated with restricted shares and the other forms of awards available under the LTIP are based on the market value of our common stock on the day of the grant.

        During the nine-year period from 1995 through 2003, a total of 9,657,000 shares of common stock were authorized for issuance under the executive compensation programs. As of April 1, 2004, 6,354,331 shares remained available to underlie awards to be granted in the future under the program.

        The total annual incentive awards paid to our Chief Executive Officer and the other four highest paid executive officers employed at the end of the year were $971,355 in 2003 compared to $543,679 in 2002 and $450,695 in 2001, and their total annual compensation was $1,497,094 in 2003 compared to $1,379,826 in 2002 and $1,353,851 in 2001.

        The following Summary Compensation Table sets forth the annual base salary, annual bonus (including cash and stock) and long-term incentive compensation (including stock awards, options granted and long-term incentive cash payments) earned by our Chief Executive Officer and the other four highest paid executive officers employed at the end of the year for services rendered during each of the last three years.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compen -sation ($) (2)	Restricted Stock Awards (#Sh) (3)	Shares Underlying Options (#Sh) (4)	Payouts LTIP Payouts ($)	All Other Compensation ($) (5)
Dennis E. Wheeler	2003	$485,126	$466,250	--	200,000	--	--	$15,999
Chairman & Chief	2002	499,400	300,000	--	--	395,071	--	46,135
Executive Officer	2001	485,658	212,916	--	--	229,090	--	35,668

Robert Martinez	2003	$278,549	$192,660	--	125,000	--	--	$15,999
President &	2002	293,192	131,100	--	--	131,382	--	25,392
Chief Operating Officer	2001	288,241	94,050	--	--	20,429	--	24,892

James A. Sabala (6)	2003	$235,359	$179,000	--	125,000	--	--	$204,789	(9)
Executive Vice-President
Chief Financial Officer

Dieter A. Krewedl (7)	2003	$202,090	--	--	41,667	--	--	$16,000
Senior Vice President	2002	197,193	77,481	--	--	56,763	--	18,007
Exploration	2001	193,318	46,612	--	--	--	--	15,674

Mitchell J. Krebs(8)	2003	$195,969	$133,445	--	85,000	--	--	$16,000
Vice President
Corporate Development

(1)	Annual incentive payments under the AIP are paid in cash and based on target award levels established by the Compensation Committee at the beginning of each annual performance period and vary depending upon each participant’s responsibilities and base salary. Awards under the AIP are paid after the annual performance period and vary from 0% to 200% of the targets based on actual performance. During 2001, 75% of the award value was based on our Company’s overall financial performance and 25% was based on the participant’s individual performance. During 2002 and 2003, 50% of the award value was based on our Company’s overall financial performance and 50% was based on the participant’s individual performance. Financial objectives underlying the measurement of our Company’s performance include both total asset growth and cash flow return on total investments. The amounts reported above for 2001, 2002 and 2003 were paid in the first quarter of 2002, 2003 and 2004, respectively.

(2)	Does not report perquisites amounting to less than the lesser of $50,000 or 10% of total salary and bonus.

(3)	On March 11, 2003, the Board of Directors awarded a total of 660,000 restricted shares to the above named executive officers. These restricted shares initially were to vest at the end of a three-year period following the grant of such shares. At a meeting on February 5, 2004, the Board of Directors, based upon the Company’s achievement of certain strategic goals during 2003 and to provide further incentive to management, amended the vesting schedule such that these shares will vest to the extent of one-third of the award amount on each anniversary following the grant date of such shares. The aggregate number and market value (based on the $5.78 per share closing price of the shares on the New York Stock Exchange on December 31, 2003) of the restricted shares of common stock granted and held by the above executive officers at December 31, 2003, were as follows: Dennis E. Wheeler – 200,000 shares ($1,156,000), Robert Martinez — 125,000 shares ($722,500), James A. Sabala -125,000 shares ($722,500), Dieter A. Krewedl — 41,667 shares ($240,835), and Mitchell J. Krebs — 85,000 shares ($491,300). No restricted shares of common stock were issued in 2001 or 2002.

(4)	Reports the number of shares underlying nonqualified options and incentive stock options granted under the LTIP with respect to each of the respective years. No new stock options were granted to any of our officers under the LTIP in 2003.

(5)	Includes contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”) and amounts credited to our Non-Qualified Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Plan”) prior to its termination. All full-time employees participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board of Directors and may not exceed 15% of the participants’ aggregate compensation. However, for the years 2001, 2002 and 2003, the contribution was 5%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% of compensation, subject to a maximum contribution of $12,000. We contribute an amount equal to 50% of the first 6% of any such contributed amount. Accrued benefits under the Retirement Plan are fully vested after five years of employment on the Defined Contribution and the 401(k) vests immediately. Retirement benefits under the Retirement Plan are based on a participant’s investment fund account upon retirement, and the form of benefit payment elected by the participant. In 2003, each of Messrs. Wheeler, Martinez, Sabala, Krewedl and Krebs were credited with Company contributions of $15,999, $15,999, $11,649, $16,000, and $16,000, respectively, under the Retirement Plan. Prior to December 6, 2002, the Company provided a Supplemental Retirement Plan pursuant to which officers were entitled to defer up to 50% of their salary and 100% of the cash portion of awards under the AIP and LTPSP. In addition, an additional amount was accrued annually for each participant equal to the portion of the contribution to the Company’s defined contribution that was restricted pursuant to the provisions of ERISA. On December 6, 2002, our Board of Directors, as a cost reduction program, approved the termination of the Supplemental Plan. In accordance with the terms of the plan, the account balances accrued at the time of termination of the plan were distributed to plan participants.

(6)	Mr. Sabala commenced his employment with us on January 27, 2003. Our employment agreement with Mr. Sabala is described under “Employment Agreements” below.

(7)	Mr. Krewedl resigned his employment with us on December 31, 2003. Our employment agreement with his successor, Mr. Donald J. Birak, is described under “Employment Agreements” below.

(8)	Mr. Krebs began his employment with us on February 1, 2003. Our employment agreement with Mr. Krebs is described under “Employment Agreements” below.

(9)	Includes $100,000 received upon execution of Mr. Sabala’s employment contract and $93,140 of reimbursable moving expenses.

        The Option Grants Table has been omitted since no options were granted to executive officers during fiscal year 2003.

        The following aggregate Option Exercises and Year-End Option Value Table sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 2003. No options were exercised during 2003 by such persons.

Aggregated Option Exercises And 2003 Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Option at FY-End ($) (1) Exercisable Unexercisable
Dennis E. Wheeler	0	0	680,684 / 18,841		$2,914,073 / 41,827

Robert Martinez	0	0	175,936 / 6,375		$709,818 / 14,153

James A. Sabala	0	0	-/-	$	-/-

Dieter A. Krewedl	0	0	62,019 / 1,752		$242,912 / 3,889

Mitchell J. Krebs	0	0	-/-	$	-/-

(1)	Market value of underlying securities at exercise or year-end, minus the exercise price.

        The following table sets forth information regarding long-term incentive awards made in 2003:

Long-Term Incentive Plan Awards in Fiscal Year 2003

			Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Restricted Shares	Performance or other Period until Maturation	Threshold ($ or #) )	Target ($ or #)	Maximum ($ or #))
Dennis E. Wheeler	200,000	1/3 per year	-	-	-

Robert Martinez	125,000	1/3 per year	-	-	-

James A. Sabala	125,000	1/3 per year	-	-	-

Dieter A. Krewedl	125,000	1/3 per year	-	-	-

Mitchell J. Krebs	85,000	1/3 per year	-	-	-

        Information in the above Long-Term Incentive Plan Awards Table relates to restricted shares awarded during the year ended December 31, 2003. On March 11, 2003, the Company made awards of restricted shares of common stock to each of the named executive officers. The restricted shares shall vest to the extent of one-third of the award amount on each anniversary following the grant date of such shares subject to certain terms of the agreements related to each of the awards and the Long Term Incentive Plan under which the awards were made. Awards under the Long-Term Incentive Plan were based upon each executive’s level of responsibility and impact upon Company performance.

        The following table sets forth information as of December 31, 2003, regarding the Company’s equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options,warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,650,054	2.11	7,444,140

Equity compensation plans not approved by security holders	0	--	--

Total	1,650,054		7,444,140

Compensation Committee Report

        The following description of our executive compensation practices and policies is presented on behalf of the Compensation Committee of our Board of Directors. The present members of the Committee are Robert E. Mellor (Chairman), Cecil D. Andrus and John H. Robinson, each of whom is an independent director under New York Stock Exchange listing standards. The fundamental philosophy of our executive compensation program is to offer competitive compensation opportunities based on the Company’s performance and individual performance. Our Company and the Committee, at least annually, utilize the services of Hewitt Associates, a leading, independent executive compensation consulting firm, in connection with the implementation of the executive compensation program. In addition, the Committee also receives information from other mining company compensation studies.

        Compensation of our executive officers is reviewed annually by the Committee, which is comprised entirely of outside directors. It is directly linked to our operating and financial performance, comparisons with other companies in the mining industry and is designed to align management’s interests with those of the shareholders. Total compensation opportunities available to management are competitive with those offered by other employers in the precious metals mining industry on a size-adjusted basis. Annual base salaries are targeted, in consideration of several factors including performance and levels of responsibility and experience, between the 50th and 75th percentile of that reported for other companies in the mining industry on a size-adjusted basis.

        Annual incentive compensation awards under the AIP are based on target award levels, expressed as a percentage of base salaries, established at the beginning of each annual performance period for participating executives and vary (from 65% for the Chairman and CEO to lower amounts for other executives) depending upon the individual’s level of responsibility and impact on overall Company performance. Specific individual and group objectives, reflecting the executive’s responsibilities, are developed for each participating executive prior to the beginning of the year. Objectives for participants other than the Chairman and CEO are established for each participant by the CEO, and reviewed by the Compensation Committee. Individual objectives for the Chairman and CEO are established by the Committee and, for 2003, included objectives relating to our operations, management and growth. Accordingly, the Compensation Committee reviews the executive’s performance relative to the predetermined goals and reports to the Board of Directors. In addition, financial objectives are established for the Company based on growth of total assets and cash flow return on total investment. Actual awards paid after the end of each annual performance period vary from the target awards based on the actual versus targeted performance objectives. In 2003, 50% of the target award value was based on financial performance of the Company and 50% was based on the individual performance of the participant. Awards vary from zero percent to 200 percent of the target awards. The total annual incentive awards paid to our Chief Executive Officer and the other four highest paid executive officers employed at the end of 2003 were $971,355 compared to $543,679 in 2002, and $450,695 in 2001.

        No new stock options were granted to any of our officers under the LTIP in 2003.

        Awards made under our LTIP are based on established percentages of base salary and vest cumulatively at a rate of 33 1/3% per year. The options expire ten years after the date of grant. Option exercise prices are equal to the fair market value of the common stock on the date of grant. As of April 1, 2004, nonqualified stock options and incentive stock options to purchase a total of 1,369,343 shares of common stock at an average exercise price of $2.81 per share were outstanding. As of April 1, 2004, restricted shares equaling a total of 1,194,943 shares of common stock had been awarded to our executive officers. As mentioned above, the 2003 Long-Term Incentive Plan that was approved by our shareholders on May 20, 2003 replaced our prior Long-Term Incentive Plan and Long-Term Incentive Performance Share Plan. Pursuant to the 2003 Long-Term Incentive Plan, in addition to stock options and restricted shares, we may annually grant stock appreciation rights (“SARs”), performance shares, performance units, cash-based awards and stock-based awards to our executive officers. In 2003, other than the grant of restricted shares discussed above, we made no long-term incentive awards.

        Payments made in February, 2004 under the AIP were based on 2003 performance. As stated above, 50% of an AIP award is based on the prior year’s growth of our total assets and cash flow return on investment and 50% is based on individual performance measured against predetermined individual or group objectives. With respect to the individual performance portion of the February, 2004 AIP award to our Chairman and CEO, the award was based on 2003 performance and reflected the following Company performance accomplishments in 2003:

•	Increase in market capitalization of the Company from $230 million at December 31, 2002 to $1.2 billion at December 31, 2003;

•	the $70 million, or 88%, reduction in our convertible indebtedness from $79.6 million at December 31, 2002 to $9.6 million at December 31, 2003, as a result of our debt restructuring program and conversions and redemptions of convertible notes, which increased shareholders’ equity and decreased future cash interest payments;

•	the production of approximately 14.2 million ounces of silver in 2003 and approximately 120,000 ounces of gold in 2003;

•	completion of first full year of production at the Cerro Bayo and Martha mines which demonstrated significant increases in production and continued low operating costs and successful continuation of exploration activities there;

•	the completion of an offering of 36.2 million common shares which raised $100.8 million of new capital, thereby allowing the Company to proceed with its growth initiatives at Kensington and San Bartolome;

•	the feasibility study progress made during the year at the Kensington and San Bartolome development projects;

•	the successful completion of the relocation of the crusher at Rochester on time and within budget;

•	the upgrade of our overall rating by Standard and Poor's during the third quarter of 2003; and

•	the filing with the Securities and Exchange Commission on December 11, 2003 of a universal shelf registration statement registering up to $150 million of securities. (On January 2004, that amount was increased by $30 million and we completed an offering of $180 million principal amount of 1.25% Convertible Senior Notes due 2024 pursuant to that registration statement).

        It should be noted that the above discussion of Company performance accomplishments arises in the context of executive compensation relating to the year ending December 31, 2003, and, therefore, does not discuss Company performance accomplishments during the current year which ends on December 31, 2004.

Compensation Committee of the Board of Directors

ROBERT E. MELLOR, Chairman
CECIL D. ANDRUS
JOHN H. ROBINSON

Non-Qualified Supplemental Retirement and Deferred Compensation Plan

        On December 6, 2002, our Board of Directors approved the termination of our Non-Qualified Supplemental Retirement and Deferred Compensation Plan pursuant to which officers were entitled to defer up to 50% of their salary and 100% of the cash portion of awards under the AIP and LTPSP, effective December 31, 2002. The plan was terminated as an employee cost reduction program. In accordance with the terms of the plan, the account balances accrued at the time of termination of the plan were distributed to plan participants. The following table sets forth the account balances of the officers named in the Summary Compensation Table and two other plan participants at December 31, 2002, which amounts were distributed to the participants during January and February 2003:

Name of Participant	Account Balance
Dennis E. Wheeler	$ 567,218.29
Robert Martinez	62,028.32
Geoffrey A. Burns	9,714.48
Dieter A. Krewedl	8,158.85
Other Participant	14,822.91

Total	$ 661,942.85

Director Compensation

Directors’ Fees

        Commencing in 2004 outside directors will receive an annual fee of $60,000, Committee Chairmen will receive an annual meeting fee of $5,000 and outside directors, except for the Committee Chairman, will receive a meeting fee of $1,500 for any committee meeting. During 2003, annual directors’ fees were $50,000 and committee members received no compensation for their service as committee members. Pursuant to our Non-Employee Directors’ Stock Option Plan, outside directors must receive at least $10,000 of their annual director fees in the form of stock options in lieu of $10,000 of cash compensation and are able to elect to receive stock options in lieu of cash fees for up to the $50,000 balance of their annual director fees. Information relating to options granted to outside directors in January, 2003, was set forth in last year’s proxy statement relating to the 2003 Annual Meeting of Shareholders. The following table sets forth information regarding options that were granted under the plan to non-employee directors on January 6, 2004:

Name of Outside Director	Amount of Foregone Director's Fees	Number of Shares Subject to Option*	Option Exercise Price Per Share**
Cecil D. Andrus	$5,000	1,340	$6.66
James J. Curran	25,000	6,702	$6.66
James A. McClure	5,000	1,340	$6.66
Robert E. Mellor	5,000	1,340	$6.66
John H. Robinson	10,000	2,680	$6.66
J. Kenneth Thompson	50,000	13,404	$6.66
Timothy R. Winterer	20,000	5,361	$6.66

Total	$120,000	32,167

*	The number of shares is determined by dividing each outside director’s foregone director’s fee by the per-share value of an option using the Black-Scholes option valuation method.

**	The option exercise price is equal to the closing price of our common stock reported by the New York Stock Exchange on January 6, 2004, which was the date of grant.

Directors’ Retirement Plan

        On March 16, 2004, the Board of Directors terminated the Directors' Retirement Plan, pursuant to which outside directors who had a minimum of five years of service were entitled to one year of retirement benefit for each year of service up to a maximum of ten years of retirement benefits. Each year's retirement benefit was equal to 40% of the outside director's annual compensation as a director at the time of retirement. In connection with the termination of the retirement plan, outside directors received cash payments equal to the net present value of their accrued benefits under the plan, as follows:

Name of Outside Director	Amount of Payment
Cecil D. Andrus	$131,649
James J. Curran	157,136
James A. McClure	157,136
Robert E. Mellor	88,318
John H. Robinson	88,318
J. Kenneth Thompson	19,469
Timothy R. Winterer	88,318

Total	$730,344

Change in Control Provisions

        In the event of a change in control of Coeur d'Alene Mines Corporation, as defined below, all awards under the executive compensation Program fully vest as follows:

•	all unvested stock options become fully exercisable;

•	any unvested shares of restricted stock become fully vested so that the contractual restrictions on the sale of such stock lapse on the change in control date; and

•	cash or common stock payments of performance awards made under the program must be fully paid within 30 days following the date of the change in control.

        A change in control of Coeur d’Alene Mines Corporation for purposes of the program is deemed to occur in the event of:

•	an organization, group or person acquires beneficial ownership of our securities representing 35% or more of the combined voting power of our then outstanding securities;

•	a majority of the members of our Board of Directors during any two-year period is replaced by directors who are not nominated and approved by the Board;

•	a majority of the Board members is represented by, appointed by or affiliated with any organization, group or person whom the Board has determined is seeking to affect a change in control of the Company; or

•	we are combined with or acquired by another company and the Board determines, either before or after such event, that a change in control will or has occurred.

Employment Agreements

        We have an employment agreement with Dennis E. Wheeler, Chairman of the Board and Chief Executive Officer, which provides for a three-year term of employment and which is automatically extended for one year on June 1 of each year unless terminated or modified by us by written notice. Mr. Wheeler’s employment agreement, which calls for a base salary of $500,000 each year plus annual incentive compensation, includes the same change in control provisions as those included in the executive change in control agreements described below, and in the event of his death, his employment agreement provides for the lump sum payment to his estate of an amount equal to his annual base salary at the time of his death.

        We entered into an employment agreement on March 11, 2003 with Robert Martinez pursuant to which he was employed as President and Chief Operating Officer for a period commencing on May 31, 2003 and ending on May 31, 2005. His agreement calls for a base salary of $285,000 each year plus annual incentive compensation. Mr. Martinez’s employment agreement includes the same change of control provisions as those included in the executive change in control agreements described below.

        We entered into an employment agreement on January 13, 2003, with James A. Sabala, pursuant to which he was employed as Executive Vice President and Chief Financial Officer for a two-year term commencing January 27, 2003, through January 27, 2005, in connection with the signing of which Mr. Sabala received $100,000. The agreement is renewed from day to day so that the Company and Employee are at all times bound to this agreement for a period of two years. His agreement calls for a base salary of $250,000 each year plus annual incentive compensation. Mr. Sabala’s employment agreement includes the same change of control provisions as those included in the executive change in control agreements described below.

        We entered into an employment agreement on February 1, 2004, with Donald J. Birak, pursuant to which he was employed as Senior Vice President Exploration for a one-year term commencing February 1, 2004, through January 31, 2005. The agreement is renewed from day to day so that the Company and Employee are at all times bound to this agreement for a period of one year. His agreement calls for a base salary of $205,000 each year plus annual incentive compensation. Mr. Birak’s employment agreement includes the same change of control provisions as those included in the executive change in control agreements described below.

        We entered into an employment agreement effective March 11, 2003 with Mitchell J. Krebs, pursuant to which he was employed as Vice President Corporate Development for a period commencing March 11, 2003 and ending May 31, 2005. His agreement calls for a base salary of $216,000 each year plus annual incentive compensation.

        During 2004, and continuing from year-to-year thereafter unless terminated by us by written notice, the executive change in control agreements with a total of ten executive officers provide that certain benefits will be payable to the executives in the event of a change in control of us and the termination of the executive’s employment within two years after such change in control for any reason other than for cause, disability, death, normal retirement or early retirement. The term “change in control” for purposes of the executive change in control agreements has the same meaning as that discussed above under “Change in Control Provisions.”

        The benefits payable to an executive in the event of a change in control and such termination of employment are:

•	the continued payment of the executive’s full base salary at the rate in effect immediately prior to his or her termination of employment, as well as the short-term and long-term bonuses at 100% of the target levels provided at the time of such termination under the AIP and LTPSP for the two years following such termination of employment;

•	the continued payment by us during that period of all medical, dental and long-term disability benefits under programs in which the executive was entitled to participate immediately prior to termination of employment;

•	acceleration of the exercisability and vesting of all outstanding stock options, restricted stock, performance plan awards and performance shares granted by us to the executive under the executive compensation program; and

•	the granting to the executive of continued credit through the two-year period following termination of employment for purposes of determining the executive’s retirement benefits under our Defined Contribution and 401(k) Retirement Plan.

        With the exception of Mr. Wheeler, each executive change in control agreement provides that if the change in control payment provided thereunder would constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by, or the disallowance of a deduction under, certain provisions of the Code. Accordingly, the present value of such payment will generally be required to be less than three times these executives’ average annual taxable compensation during the five-year period preceding the change in control. The change in control agreement concerning Mr. Wheeler provides that for any change in control payment provided thereunder that constitutes an “excess parachute payment,” the Company will pay Mr. Wheeler an additional amount in cash such that the net amount retained by Mr. Wheeler after the deduction of all applicable taxes will be equal to the initial change in control payment.

PROPOSAL NO. 2

INCREASE IN AUTHORIZED COMMON STOCK

General

        Our Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to shareholders for their approval an amendment to Article II of our Restated and Amended Articles of Incorporation increasing the total number of shares of our authorized common stock from 250 million shares to 500 million shares.

        The form of the proposed amendment to our Restated and Amended Articles of Incorporation is attached as Appendix A to this proxy statement. In order to become effective, the proposed amendment must be approved by the holders of a majority of the shares of common stock that are present or represented by proxy at the meeting. The proposed amendment will become effective upon the filing of the amendment with the Idaho Secretary of State, which we plan to do promptly after the Annual Meeting.

Reasons for the Proposed Amendment

        Our Board of Directors recommends approval of the proposed amendment so that it will be able to have sufficient authorized but unissued and unreserved shares to permit the pursuit and effectuation of corporate transactions requiring the issuance of common stock. Those transactions include:

•	the issuance of common stock in connection with the growth and expansion of our business, including acquisition of mining properties or other companies engaged in the mining business;

•	the issuance of common stock or securities convertible into common stock in connection with financing and recapitalization transactions;

•	the future authorization of additional shares of common stock for issuance under our executive compensation program and Non-Employee Directors’ Stock Option Plan; and

•	the issuance of common stock in connection with other corporate transactions that implement proper business purposes determined by the Board of Directors to be in the best interests of our Company and its shareholders.

        As explained below, only 3,227,837 shares of unissued, unreserved common stock remain available for future issuance.

        We currently have no agreements, understandings or definitive plans to issue additional shares of common stock over and above the number of our presently authorized shares. However, the Board of Directors believes that additional authorized shares should be available in the future in order to permit us to pursue the various transactions described above and to provide for our growth and financial stability. Many of the above transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to authorize additional shares. The Board of Directors believes that it is very important for it to have the flexibility to be able to act promptly in the best interests of our Company and its shareholders when circumstances such as those described above arise.

        We do plan to pursue the acquisition from time to time of other mining companies, mining properties or interests in mining properties in the future. In the event the proposed increase in our authorized shares of common stock is approved by shareholders, such future acquisitions may be effected for a consideration that includes the issuance of shares of our common stock, or other securities convertible into our common stock, in partial or full payment of the purchase price. Although we are currently considering several properties located in Peru, Mexico and Canada, no agreements, understandings or definitive plans have been entered into calling for the issuance of additional shares of common stock. In that connection, we presently plan to file one or more registration statements with the Securities and Exchange Commission under the Securities Act of 1933 that would enable us to offer registered shares of our common stock from time to time in connection with acquisitions, which could include exchanges, mergers, asset acquisitions and other forms of business combinations. The consideration paid by us for such acquisitions could consist of cash, the assumption of liabilities, evidences of debt, shares or combinations thereof. We anticipate that the terms of any acquisitions in which we issue shares will be determined through direct negotiations with the securities holders or controlling persons of the entities or properties being acquired. Factors taken into account in determining the terms may include cash flow, reserves and mineralized material, earnings power, quality of management, properties, market location and position and growth potential. We have not entered into any agreements nor made any decisions with respect to the issuance of any shares in connection with any future acquisitions. If we determine to issue shares of common stock in connection with future acquisitions, we will not seek shareholder approval of such issuance unless required as discussed below under “Future Shareholder Approval of Common Stock Issuances.” The issuance of any such shares of common stock will have no effect on the rights of existing shareholders.

Currently Authorized Common Stock

        Of the 250 million currently authorized shares of our common stock, 213,174,080 shares were outstanding and 1,059,211 shares were held as treasury stock at April 1, 2004. In addition, as of that date, a total of 32,538,872 shares of common stock had been reserved for possible issuance in the future for the following purposes:

•	23,684,250 shares were reserved for issuance upon the conversion of our $180 million principal amount of outstanding 1.25% Convertible Senior Notes due 2024;

•	6,354,331 shares were reserved for the issuance of awards to participants under the 2003 Long-Term Incentive Plan;

•	1,369,343 shares were reserved for issuance under our executive compensation program; and

•	1,130,948 shares were reserved for issuance under our Non-Employee Directors' Stock Option Plan.

        In view of the fact that a total of 246,772,163 shares of our common stock are either outstanding, held as treasury stock or reserved for future issuance as described above, there remains only 3,227,837 shares of unissued, unreserved shares available for future issuance.

Future Shareholder Approval of Common Stock Issuances

        The additional shares of common stock sought by the proposed amendment would be available for future issuance without future action by shareholders, unless such action would be required by applicable law or the rules of the New York Stock Exchange. Generally, New York Stock Exchange rules require shareholder approval of proposed issuances of additional shares that would result in an increase of 20% or more in the total number of shares of common stock outstanding before any such proposed issuance, subject to exemptions for certain public and private offerings for cash and an exception where the delay in securing shareholder approval would seriously jeopardize our financial viability and where our reliance on such exception is expressly approved by the Audit Committee of our Board of Directors. Shareholder approval also is required under New York Stock Exchange rules prior to an issuance of common stock that would result in a change of control of our Company. Furthermore, New York Stock Exchange rules require shareholder approval under certain circumstances with respect to certain stock option or purchase plans and with respect to proposed issuances of common stock, or of securities convertible into or exercisable for common stock, to directors, officers or substantial shareholders of the Company or their affiliates.

Description of the Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders may not accumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after the payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding shares of common stock are fully-paid and non-assessable. We presently do not anticipate the issuance of preferred stock in the future and are not proposing to increase the number of our authorized shares of preferred stock, of which 10 million shares are authorized and none are outstanding.

Potential for Anti-Takeover Effect

        Although the Board of Directors’ purpose for seeking an increase in the number of authorized shares of our common stock is not intended for anti-takeover purposes, it should be noted that authorized but unissued shares of common stock, if issued, could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of us even though our shareholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile take-over bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of our Restated and Amended Articles of Incorporation. To the extent that it would impede any such attempts, the issuance of additional shares of common stock following effectiveness of the proposed amendment to our Restated and Amended Articles of Incorporation could potentially serve to perpetuate the existing management.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT OF OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION AUTHORIZING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250 MILLION TO 500 MILLION SHARES

INDEPENDENT ACCOUNTANTS

        On July 22, 2002, we advised the firm of Arthur Andersen LLP (“AA”) that it would no longer serve as our independent accounting firm. AA had served in that capacity since October 1999. Our determination reflected the fact that on June 15, 2002, the Securities and Exchange Commission announced that AA had informed the Commission that it will cease practicing before the Commission by August 31, 2002.

        On July 22, 2002, we engaged the independent accounting firm of KPMG LLP to serve as our auditing firm. The decision to engage KPMG LLP was approved by the Audit Committee of our Board of Directors and the full Board.

        During the years ended December 31, 2002 and 2003, there were no disagreements between the Company and AA or KPMG LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of AA or KPMG LLP, would have been referred to in their reports. KPMG LLP’s reports on the Company’s financial statements for the years ended December 31, 2002 and 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

        The selection of KPMG LLP as our independent accountants was approved by the Audit Committee of the Board of Directors, which is composed of independent directors, and in view of the fact there is no requirement that shareholders ratification be sought. We expect a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions concerning our financial statements.

Audit and Non-Audit Fees

        The following sets forth information relating to fees billed or incurred by the Company for professional services rendered to the Company for the each of the past two years:

•	Audit Fees. The total fee billed by KPMG LLP for professional services for the audit of the Company’s financial statements for the year ended December 31, 2003, and the reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q during 2003 was approximately $197,499. The total fee billed by KPMG LLP for professional services for the audit of the Company’s financial statements for the year ended December 31, 2002, and the reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q during 2002 was approximately $116,000. The total fee billed by Arthur Anderson LLP for professional services for the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q during 2002 was approximately $67,000.

•	Audit Related Fees. The aggregate fees billed by KPMG LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements other than those reported in the foregoing “Audit Fees” subsection were approximately $8,000 for fiscal year 2003, and none for fiscal year 2002. The additional services in 2003 were performed in connection with the removal of “going concern” language in auditor’s report.

•	Tax Fees. The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning were approximately $77,615 in 2003. The aggregate fees billed for professional services rendered by Arthur Andersen LLP and Deliotte & Touche for these services in 2002 were approximately $33,100 and $40,000, respectively.

•	All other fees. The total fees billed by KPMG LLP for all other non-audit services rendered during 2003 were approximately $231,528. The total fees billed by KPMG LLP for all other non-audit services rendered during 2002 were approximately $49,000. The total fees billed by Arthur Andersen LLP for all other non-audit services rendered during 2002 were approximately $32,000. Fees were for services rendered in connection with the Form S-3 filings and comfort letters associated with the filings. The remaining fees were for due diligence services on prospective business ventures.

Audit Committee Policies and Procedures For Pre-Approval of Independent Auditor Services

        The following describes the Audit Committee’s policies and procedures regarding pre-approval of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company.

        For audit services, the independent auditor will provide the Committee with an engagement letter during the January-March quarter of each year outlining the scope of the audit services proposed to be performed in connection with the audit of the current fiscal year. If agreed to by the Committee, the engagement letter will be formally accepted by the Committee at either its March or June Audit Committee meeting. The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

        For non-audit services, Company management will submit to the Committee for approval (during June or September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Such list of services must be detailed as to the particular service and may not call for broad categorical approvals. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Committee will consider for approval both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

        To ensure prompt handling of unexpected matters, the Committee delegates to its Chairperson the authority to approve the auditor’s engagement for non-audit services with fees of up to $50,000, and to amend or modify the list of approved permissible non-audit services and fees of up to $50,000. The Chairperson will report any action taken pursuant to this delegation to the Committee at its next Committee meeting.

        The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Chief Financial Officer of the Company will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

AUDIT COMMITTEE REPORT

        The Audit Committee of our Board of Directors, which currently consists of James J. Curran, James A. McClure and J. Kenneth Thompson, is governed by its charter. All the members of the Audit Committee are “independent” as defined in the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Board of Directors has determined that James J. Curran, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission.

        In March 2003, the Audit Committee revised its charter to reflect certain provisions included in the Sarbanes-Oxley Act that was enacted in July 2002 as well as certain rules adopted by the SEC thereunder, as well as certain listing standards approved by the Board of Governors of the New York Stock Exchange. A copy of the charter was attached to the proxy statement, dated April 21, 2003 relating to last year’s annual meeting of shareholders held on May 20, 2003.

        The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2003, with management and our independent auditing firm, KPMG LLP. In that connection, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement of Accounting Standards No. 61. SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee including:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates;

•	any disagreements with management regarding the application of accounting principles, the basis for management’s accounting estimates, the disclosures in the financial statements and the wording of the auditor’s report;

•	the auditor's judgments about the quality, and not just the acceptability, of our accounting principles as applied in its financial reporting; and

•	the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

KPMG LLP reported to the Audit Committee that:

•	there were no disagreements with management,

•	it was not aware of any consultations about significant matters that management discussed with other auditors,

•	no major issues were discussed with management prior to its retention,

•	it received full cooperation and complete access to our books and records,

•	there was no fraud or likely illegal acts,

•	there were no significant internal control deficiencies, and

•	there were no known probable material misstatements in our interim reports.

        In addition, the Audit Committee received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Statement No. 1 and discussed KPMG LLP’s independence with KPMG LLP. Pursuant to ISB 1, KPMG LLP:

•	disclosed to the Audit Committee all relationships between KPMG LLP and its related entities that in KPMG LLP’s professional judgment may reasonably be thought to bear on independence, and

•	confirmed in the letter that, in its professional judgment, it is independent of the Company.

        Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2003, for filing with the Securities and Exchange Commission. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board Directors

JAMES J. CURRAN, Chairman
JAMES A. MCCLURE
J. KENNETH THOMPSON

STOCK PERFORMANCE CHART
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG COEUR D’ALENE MINES CORPORATION,
S&P 500 INDEX AND PEER GROUP INDEX

        The following chart compares our cumulative total shareholder return for the five years ended December 31, 2003, and for the two months ended February 29, 2004, with (i) the S&P 500 Index, which is a performance indicator of the overall stock market, and (ii) a peer group determined by us.

        Comparison of Five-Year Cumulative Total Return Coeur d’Alene Mines Corporation, S&P 500, and Coeur d’Alene Mines Comparator Group.

[GRAPH OMITTED]

	Dec. 1998	Dec. 1999	Dec. 2000	Dec. 2001	Dec. 2002	Dec. 2003	Feb. 29, 2004

Coeur d'Alene Mines Corporation Common Stock	100.00	76.74	20.93	17.86	42.86	129.03	158.05

S&P 500 Index	100.00	121.05	110.02	96.95	75.52	97.19	100.35

Peer Group Index**	100.00	86.14	50.90	76.97	177.13	247.61	227.58

Assumes $100 invested on January 1, 1998, in our common stock, S&P 500 Index and the peer group index.

*	Total return assumes reinvestment of dividends.

**	The issuers of common stock included in the peer group are Apex Silver Mines Ltd., Bema Gold Corp., Cambior Inc., First Silver Reserve, Inc., Glamis Gold Ltd., Hecla Mining Co., Kinross Gold Corp., Meridian Gold, Inc., Pan American Silver Corporation, and Viceroy Resources Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Initial Statements of Beneficial Ownership of Securities on Form 3 are required to be filed within ten days after the date on which the person became a reporting person. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed within two business days of a change in beneficial ownership of securities. Based on a review of Forms 3 and 4 filed during 2003, no reporting persons failed to timely file such reports.

YEAR 2005 SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the 2005 Annual Meeting must be received by our Secretary, 400 Coeur d’Alene Mines Building, Post Office Box I, Coeur d’Alene, Idaho 83814 no later than December 15, 2004, (i.e., approximately 120 days prior to April 15, 2005, which is the presently expected date of mailing of the proxy statement relating to next year’s annual meeting), in order for them to be considered for inclusion in the 2005 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to us by March 1, 2005, (i.e., at least 45 days prior to April 15, 2005, which is the presently expected date of the mailing of the proxy statement relating to next year’s annual meeting). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

OTHER MATTERS

        Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

        This proxy statement is accompanied by our 2003 Annual Report to Shareholders, which includes financial statements for the year ended December 31, 2003. Such financial statements are incorporated by reference in this proxy statement. The Annual Report is not otherwise to be regarded as part of the proxy solicitation materials.

By order of the Board of Directors,
COEUR D'ALENE MINES CORPORATION
DENNIS E. WHEELER
Chairman of the Board

Coeur d’Alene, Idaho
April 15, 2004

Appendix A

ARTICLES OF AMENDMENT
TO THE RESTATED AND
AMENDED ARTICLES OF INCORPORATION
OF COEUR D’ALENE MINES CORPORATION

        Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.	The name of the corporation is: “Coeur d’Alene Mines Corporation.”

2.	The text of the amendment is as follows:

Article II is amended by replacing paragraph (a) of Article II with the following:

(a) The corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, “common stock” and “preferred stock”. The total number of such shares which the corporation shall have the authority to issue shall be 510 million. The total number of shares of common stock authorized to be issued shall be 500 million shares, $1.00 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 10 million, $1.00 par value per share.

3.	The date of adoption of the amendment(s) was: May 20, 2004.

4.	Manner of adoption:

|_| The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors

|_| None of the corporation's shares have been issued and was, therefore, adopted by the

|_| incorporator |_| board of directors.

|X|	The number of shares outstanding and entitled to vote was ____________________.

The number of shares cast for and against each amendment was:

Amended article	Shares for	Shares against
Article II

Dated: May______, 2004

Signed:___________________________________

Name: Dennis E. Wheeler

Capacity: Chairman of the Board and Chief Executive Officer

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building, 505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83814

COMMON STOCK PROXY

This proxy is solicited by the Board of Directors for the
ANNUAL MEETING OF SHAREHOLDERS on May 20, 2004, 9:30 A.M., local time

The undersigned appoints Dennis E. Wheeler or, in his absence, James A. Sabala, proxy of the undersigned, with full power of substitution, to vote all shares of Coeur d’Alene Mines Corporation common stock the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 20, 2004, or at any adjournment thereof, with all powers the undersigned would have if personally present. The shares will be voted as directed, and with respect to other matters of business properly before the meeting as the Proxies shall decide. If no direction is provided, this Proxy will be voted FOR Proposals 1 and 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

The Shares will be voted as directed, and with respect to other matters of business properly before the meeting as the	| | Please mark
Proxies shall decide. If no direction is provided, this Proxy will be voted FOR Proposals 1 and 2.	here for address
The Board of Directors recommends voting FOR the following proposals:	change or comments.
See reverse side

1. ELECTION OF DIRECTORS		2. PROPOSAL REGARDING AMENDMENT TO RESTATED AND AMENDED ARTICLES OF INCORPORATION AUTHORIZING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 500 MILLION SHARES.	FOR |_|	AGAINST |_|	ABSTAIN |_|
FOR all nominees listed below	WITHHOLD AUTHORITY To vote for all nominees listed below |_|	3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.	FOR |_|	AGAINST |_|	ABSTAIN |_|
(except as marked to the contrary below) |_|
(INSTRUCTION; To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.) Nominees: Cecil D. Andrus, James. J. Curran, James. A. McClure, Robert E. Mellor, John H. Robinson, J. Kenneth Thompson, Timothy R. Winterer and Dennis E. Wheeler.

Y
I plan to attend the meeting	E |_|	N |_|
	S	O
PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE

Signature(s)________________________________________________________     Name(s)___________________________________________ Dated: __________, 2004 Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate the title. If shares are held jointly, each holder should sign.